EXHIBIT 10.69


                     TRACKER/TRAVIS MASTER DEALER AGREEMENT

         THIS MASTER AGREEMENT, effective this 13th day of March, 2002, is by and between TRACKER MARINE, L.L.C., a Missouri limited liability company ("Tracker Marine") and Travis Boats & Motors, Inc., a Texas corporation ("Travis") (the "Master Agreement").

         WHEREAS, Tracker Marine is engaged in the manufacture of fishing and recreational boats, trailers and accessories and the sale of certain accompanying engines ("Product(s)") and desires to sell its Products to Travis, or through or to certain of its subsidiaries and affiliated partnerships, corporations and limited liability companies ("Travis Subs"); and

         WHEREAS, Travis and Travis Subs are engaged in the sale of Products to the retail public and desire to purchase various Products from Tracker Marine;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1. Travis and Travis Subs. For purposes of this Master Agreement, the term Travis, when used, shall be inclusive of Travis and all Travis Subs.

         2. Sale of Product. Tracker Marine shall manufacture and sell to Travis or Travis Subs those various Products ordered from time to time by Travis or Travis Subs pursuant to this Master Agreement and Tracker Marine's standard dealer agreement.

         3. Dealer Agreements and Relationship to this Master Agreement. Each Travis or Travis Sub retail location which purchases Tracker Marine Products shall execute and be subject to Tracker Marine's standard dealer agreement in effect from time to time, the Model Year 2002 form of which is attached hereto as Exhibit A and the terms of which (including future Tracker Marine standard dealer agreements) are incorporated herein by reference. This Master Agreement shall supplement and amend each individual standard dealer agreement executed at each Travis retail location which sells Tracker Marine Products. To the maximum extent possible, this Master Agreement and the standard dealer agreement shall be read and interpreted to be consistent with each other. In the event there is a conflict between the dealer agreement and this Master Agreement, the provisions of this Master Agreement shall control. Notwithstanding the above, Travis reserves the right to approve in writing any changes to Exhibit A which


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have a material adverse impact on Travis. If the changes are not approved by
Travis, the provisions in Exhibit A will apply.

         4. Term. The term of this Master Agreement shall be as follows: The Initial Term shall commence March 1, 2002 and continue through July 31, 2003 (the "Initial Term"). The term of this Master Agreement shall renew and continue from model year to model year after the Initial Term unless either (i) Tracker Marine shall fail to supply Product to Travis pursuant to the Purchase Commitment of Section 6 on the terms of this Master Agreement ("Tracker Marine Failure"), or (ii) Travis shall fail to purchase Product pursuant to the Purchase Commitment of Section 6 on the terms of this Master Agreement ("Travis Failure") and, upon the occurrence of either such failure, the other party gives notice more than *___________ (____) days before the subject model year, in which event the term of this Master Agreement shall end as of the first day of the subject model year following such notice. Extensions beyond the Initial Term are herein called the "Extension Model Years".

                  (a) Neither a Tracker Marine Failure nor a Travis Failure shall give rise to the right to terminate unless (i) the non-failing party shall give the failing party written notice specifying the facts of failure (the "Notice"), and (ii) the failing party shall fail to correct the specified failure within *____________ (____) days of receipt of the Notice.

         5. Pricing of Product. Product shall be sold to Travis at the lowest price (except freight allowance) in effect from time to time as Tracker Marine sells Product to any dealer in the United States except for sales (a) to a dealer purchasing a greater volume of Products from Tracker Marine than Travis,
(b) to affiliates or subsidiaries of Tracker Marine, (c) involving programs relating to non-current model year Products, and (d) dealer demonstrator or marketing programs. During the period commencing March 1, 2002 through July 31, 2002, Product shall be sold to Travis at the prices set forth on Exhibit B.

         In no event will the prices of Products in any Extension Model Year be greater than *______ per cent of prices of Products in the immediately preceding model year. Notwithstanding the foregoing, in no event will the prices of Products be increased within any model year during the Initial Term or within any Extension Model Year.


*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
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         All pricing of Products will be net and no other discounts, allowance, rebates, co-op payments, interest assistance or other program or benefit will apply.

         Each year during the term of this Master Agreement, Travis and Tracker Marine agree to meet reasonably in advance of each model year for the purpose of reviewing requirements, specifications, anticipated pricing and forecasting for the ensuing model year.

         6. Purchase Commitment. Throughout the term of this Master Agreement, Travis agrees to purchase, at a minimum, the following Product:

                  (a) During the period commencing March 1, 2002, through July 31, 2002, Travis agrees to negotiate in good faith with Tracker Marine to purchase as much of Travis' requirements for Product as is fair, practicable and reasonable.

                  (b) During each model year (August 1 through the following July 31) commencing August 1, 2002 and for each model year which commences during the term of this Master Agreement, Travis agrees to purchase from Tracker Marine the following Product:

                  (1) *_____ per cent of Travis' requirements for aluminum fishing boats. All freshwater aluminum fishing boats shall be packaged with Mercury brand outboard motors and with trailers. These boats shall bear the "Fisher" trademark.

                  (2) *_____ per cent of Travis' requirements for aluminum utility/jon and bay type boats together with Mercury brand outboard motors and trailers on at least *_____ per cent of such boats. These boats will bear the "Fisher" or other Tracker Marine trademarks.

                  (3) *_____ per cent of Travis' requirements for fiberglass bass boats and trailers and fish and ski boats and trailers, each with Mercury outboard motors. These boats will bear the "ProCraft" trademark. Provided, however, in computing the *____ per cent purchase commitment of Travis set forth in this section, the parties will disregard the purchases by Travis of Ranger fiberglass bass and fish and ski boats.

                           (a)  Tracker Marine reserves the right to
                  approve all locations for ProCraft Product and dealerships.

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SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
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                           (b) Travis agrees that in all locations where
                  ProCraft Product is made available, along with "Ranger" brand boats, those locations shall display a complete ProCraft model line which shall be prominent and shall be a fair display of ProCraft Products vis- a-vis competitive products.

                  (4) At least *_____ per cent of Travis' requirements in the Initial Term, *_____ per cent of Travis' requirements in the model year August 1, 2003 through July 31, 2004 and *_____ per cent of Travis' requirements in each Extension Model Year thereafter for pontoon and aluminum deck boats, each with Mercury outboard motors and trailers. These boats will bear the "Fisher" trademark.

                  (5) Travis and Tracker Marine agree to continue to negotiate in good faith with the object for Travis to purchase "Astro" sport boats, "Mako" saltwater boats and "Kenner" brand bay boats as may be reasonably required by Travis.

                  (6) Tracker Marine reserves the right to approve all locations for Fisher Product and dealerships.

         7. Forecasting. Travis shall provide Tracker Marine, on or before July 31st of each calendar year, with a Travis model year forecast which describes
(i) the number and type of Product units by month Travis expects to order and take delivery of between August 1 and January 31 of the upcoming Travis model year starting on August 1; and (ii) the number and type of Product units Travis expects to order and take delivery of between January 31 and July 31 of the upcoming Travis model year (the "Annual Model Year Forecast"). In addition to the Annual Model Year Forecast, Travis will forecast its Product requirements on a three-month rolling basis, updated monthly. Travis shall submit the three-month forecast to Tracker Marine by the first day of each calendar month. Travis shall designate a Travis representative with responsibility for forecasting Product purchases from Tracker Marine. The three-month forecasts shall be in a form mutually agreed to by the parties and shall include, at a minimum, a three-month projected schedule identifying the number of Product units scheduled to be purchased by Travis by boat brand, model, and engine brand, model and horsepower each of the three (3) months. The first-month forecast as set forth in the three-month forecast shall reflect a firm order previously accepted by Tracker Marine. As a firm order, the first-month forecast may not be changed and is non-cancelable, however, Tracker Marine reserves the right to not accept the portions of orders in any one month that exceed *___________ percent (___%) of the amounts forecasted for that month in the

*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
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previous months' three-month rolling forecast. Except where Travis may have caused a delay, Travis may cancel orders if Product has not been delivered by Tracker Marine within *_________ (_____) days of Tracker Marine's acceptance of an order for such Product from Travis.

         8. Timing of Purchases, Shipping and Delivery: Tracker Marine will use its best efforts to ship then current Tracker Marine model year Products when forecasted. Between August 1 and January 31 of each Travis model year, Travis shall purchase and take delivery of and Tracker Marine shall deliver *________ percent (____%) of the Product units Travis has forecasted to purchase for such Travis model year in its Annual Model Year Forecast. Tracker Marine's obligation to deliver is subject to the following:

                  i. Tracker Marine receiving Travis' Annual Model Year Forecast on or before July 31 of each calendar year;

                  ii. Tracker Marine approving the monthly schedule setting forth the number and type of Tracker Marine product units Travis expects to order and take delivery of by January 31st as set forth in its Annual Model Year Forecast; and

                  iii. Travis submitting actual orders between August 1 and January 31st of such model year that do not exceed in any one month *_________ percent (____%) of the amounts forecasted for that month in the previous months' three- month rolling forecast.

         Except where Travis may have caused a delay, Travis may cancel orders if Product has not been delivered by Tracker Marine within *__________(_____) days of Tracker Marine's acceptance of the order for such Product from Travis.

         9. Freight. Tracker Marine agrees to deliver Products to Travis or Travis Subs as directed by Travis, freight borne by Tracker Marine. Shipments shall be by full and not partial loads. All Product will be shipped only on Tracker Marine transporters and no "will calls" are permitted. Travis' Winchester, Tennessee and Hendersonville, Tennessee locations may pick up single units at the Murfreesboro, Tennessee factory location with no freight discount.

         10. Terms. Payment shall be made pursuant to floorplan arrangements acceptable to Tracker Marine.

         11. Marketing Assistance. Entirely at the discretion of Tracker Marine and with no legal obligation or financial commitment by Tracker Marine to do so, Tracker Marine will use

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SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
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reasonable efforts to assist Travis with marketing advice with respect to product literature, in-store merchandising of Tracker Marine products, brochure production and fishing team boat discounts according to Tracker Marine program guidelines and tournament trail support.

         12. Product Modification/Tracker Marine Brand. Travis shall meet with Tracker Marine management and product engineers at least twice each model year to provide input into changes for Tracker Marine Products for the next model year. The first meeting shall primarily be to provide input on the structure and design of the Products. The second meeting shall primarily be to provide input on the features and accessories of the Products. Tracker Marine will use its best efforts to incorporate the recommendations made by Travis taking into account considerations such as cost, safety, warranty and standard design.

         Tracker Marine reserves the right, without notice or obligation, to change the design of the Products to the extent that such change does not materially alter the operation of the Products or to the extent that such change is required due to product safety concerns, government regulations or vendor supply shortages. Tracker Marine will provide Travis with as much notice as reasonably possible, but not less than *__________(_____) days prior notice of shipment of a Product design change if such design change materially affects the appearance or operations of the Product. If Tracker Marine has materially increased the price or materially changed the design of any model, Travis may add to or subtract from previous orders for that model.

         Except as specifically set forth in this Master Agreement, nothing in this Master Agreement shall be construed to involve any "Tracker" brand products or Tracker Marine or Nitro boat brand dealerships.

         13. Warranty. Tracker Marine makes no representations or warranties as to its Products except as may be described in the Tracker Marine standard dealer agreement or Product materials.

         14. Insurance. Each party to this Master Agreement shall maintain liability insurance coverage and shall provide evidence of such coverage to the other party upon such party's reasonable request. Limits of insurance will be at least *$_____________ per occurrence and *$_____________ in the aggregate.

         15. Force Majeure. The parties will not be responsible for failure to perform any part of this Master Agreement or

*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
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for any delay in the performance of any part of this Master Agreement, directly or indirectly resulting from or contributed to by any foreign or domestic embargoes, seizures, acts of God, strikes, labor disputes, vendor problems, insurrections, wars and/or continuance of war, or the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with production, delivery or other contingencies beyond their control. This Section does not affect the payment obligations of either party under this Master Agreement.

         16. Assignment. Neither party shall assign or otherwise transfer this Master Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Nothing in this Master Agreement shall be construed to restrict assignment within each of the parties' subsidiaries and affiliates.

         17. Confidentiality. Each party agrees that the specific terms and conditions set forth in this Master Agreement shall be kept confidential and that neither party hereto shall make any disclosure regarding this Master Agreement or its terms except as may be required by law or with the consent of the other party. In the event either party concludes that it is obligated by law to disclose the terms of this Master Agreement, such party shall give the other party three (3) business days prior written notice before disclosure along with an explanation as to why such disclosure is deemed necessary.

         18. Severability. Each of the provisions contained in this Master Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Master Agreement.

         19. Waiver. The failure of any party to enforce any condition or part of this Master Agreement at any time shall not be construed as a waiver of that condition or part, nor shall such party forfeit any rights to future enforcement thereof. The parties waive presentment for payment, protest, and notice of dishonor.

         20. Headings. The headings and captions of the sections and subsections of this Master Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

         21. Counterparts. More than one counterpart of this Master Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

         22. Further Assurances. Each party will, at the reasonable request of the other, execute and deliver to the

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other all such further instruments, assignments, assurances and other documents as the other may request in connection with the carrying out of this Master Agreement and the transactions contemplated hereby.

         23. Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, telecopy or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by mail, and shall become effective (x) on the delivery if given in person, (y) on the date of transmission if sent by telex, telecopy or other wire transmission (receipt confirmed), or (z) four (4) business days after being deposited in the mails, with proper postage for first class registered or certified mail, prepaid.

         Notices shall be addressed as follows:

                              If to Tracker Marine:

                  Tracker Marine, L.L.C.
                  2500 East Kearney
                  Springfield, Missouri 65803
                  Attention:  Mr. Ken Burroughs
                  Telephone: (417) 873-5900
                  Facsimile: (417) 873-5052

                  With copy to:

                  Greene & Curtis, L.L.P.
                  1340 East Woodhurst
                  Springfield, Missouri 65804
                  Attention:  Chris Greene, Esq.
                  Telephone: (417) 883-7678
                  Facsimile: (417) 883-4317

                  If to Travis:

                  Travis Boats & Motors, Inc.
                  5000 Plaza on the Lake, Suite 250
                  Austin, Texas 78746
                  Attention:  President
                  Telephone: (512) 347-8787
                  Facsimile: (512) 329-0480

provided, however, that if either party shall have designed a different address by notice to the other, then to the last address so designated.

         24. No Third Party Beneficiaries. This Master Agreement is solely for the benefit of the parties hereto and no

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provision of this Master Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Master Agreement.

         25. Amendments; Entire Agreement. This Master Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the parties hereto. This Master Agreement contains the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

         26. Governing Law. This Master Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Missouri.

                                            TRACKER MARINE, L.L.C., a Missouri
                                            Limited Liability Company
                                            By:  THREE JOHNS COMPANY, a Missouri
                                            Corporation, Its Sole Member


                                            By______________________________



                                            TRAVIS BOATS & MOTORS, INC.,
                                            a Texas Corporation


                                            By______________________________
                                            Its_____________________________


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                                    EXHIBIT A

                    Tracker Marine Standard Dealer Agreement



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                                   EXHIBIT B

                                Product Pricing*

















*CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.